SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

          Date of report (Date of earliest event reported) May 29, 2001

                           GENERAL BEARING CORPORATION

               (Exact Name of Registrant as Specified in Charter)

          Delaware                      0-22053                  13-2796245
(State or Other Jurisdiction         (Commission               (IRS Employer
      of Incorporation)              File Number)            Identification No.)

                                 44 High Street

                           West Nyack, New York 10994

                    (Address of Principal Executive Offices)

                                 (845) 358-6000

               Registrant's telephone number, including area code

            This Current Report on Form 8-K is filed by General Bearing Corporation, a Delaware corporation (the "Company"), in connection with the matters described herein.

Item 5. Other Events.

From 1995 through May 2001, the Company and Gussack Realty Company (`Realty") were plaintiffs and counterclaim defendants in an action against Xerox for contamination to real property owned by Realty and previously leased by the Company from Realty. The action resulted in a judgment against Xerox for $1,111,483 (including sanctions awarded of $27,898) which, together with interest of $883,048 amounted to a total recovery of $1,994,530. The jury rejected Xerox's counterclaim in its entirety.

See "Legal Proceedings" in the Company's Annual Report on Form 10-K for the year ended December 30, 2000.

Inasmuch as the judgment against Xerox was expressly for damage to Realty's property, and Realty expended $2.5 million in both the prosecution of Realty's and the Company's claims, and defense of Xerox's counterclaims against Realty and the Company, on May 29, 2001, the Company and Realty entered into an agreement whereby (i) the Company waived any interest in the judgment, (ii) the Company agreed to reimburse Realty $763,387 over the next four years with interest at 8.4% per annum from the date of the agreement, representing 30% of the total litigation costs in the action and (iii) Realty released the Company from any further claims for indemnification for litigation expenses in connection with the action.

The reimbursement will be paid to Realty in the form of additional rent payments by the Company of $18,780.17 per month for 48 months beginning in June, 2001.

The reimbursement amount of $763,387 will be charged against earnings by the Company in the 2nd quarter of 2001, in accordance with generally accepted accounting principles. The Company does not expect this settlement to have a material effect on its financial condition, operations or liquidity.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)   Exhibits.

99.2 Agreement dated May 29, 2001 between General Bearing Corporation and Gussack Realty Company

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2001                           General Bearing Corporation


                                              By: /s/ David Gussack
                                                  ------------------------------
                                                      David L. Gussack
                                                      President

                                  EXHIBIT INDEX

Exhibit No.

99.2 Agreement dated May 29, 2001 between General Bearing Corporation and Gussack Realty Company